UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 20, 2014

The 2014 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Wildman Palmer LLP at 111 Huntington Avenue, 20th floor, Boston Massachusetts 02199, on May 20, 2014 at 10:00 a.m. local time for the following purposes:

1.	To elect eight (8) directors to serve until the 2014 annual meeting of stockholders;

2.	To reaffirm the material terms of the performance-based goals specified in the amended and restated NewStar Financial, Inc. 2006 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

3.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 8, 2014 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote using the Internet by following the Internet voting instructions. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: April 18, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2014.

This proxy statement and our annual report to security holders are available at

www.rrdezproxy.com/2014/NewStarFinancial

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2014 annual meeting of stockholders to be held on Tuesday, May 20, 2014 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 18, 2014.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 8, 2014. On that date, there were 48,996,108 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2014 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

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To vote in person, come to the annual meeting and we will give you a ballot when you arrive. If you plan to attend the annual meeting in person, please plan to arrive no later than ten minutes in advance of the start time of the meeting to allow access to the building facilities.

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To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the Internet, access our secure website registration page through the Internet at www.voteproxy.com and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 19, 2014.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting will be:

1.	To elect eight (8) directors to serve until the 2015 annual meeting of stockholders;

2.	To reaffirm the material terms of the performance-based goals specified in the NewStar Financial, Inc. 2006 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. The required vote for each of the proposals for consideration at the annual meeting is as follows:

Proposal	Number of votes required
Proposal 1	Each director nominee must receive a plurality of the votes cast to be elected.

Proposal 2	The affirmative vote of a majority of the total votes cast, present or represented by a proxy, will be required for the affirmation of the material terms of the performance-based goals specified in the NewStar Financial, Inc. 2006 Incentive Plan.

Proposal 3	The proposal to ratify our independent auditors must receive the affirmative vote of a majority of the total votes cast, present or represented by proxy, to be approved.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes
Proposal 1	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election of each director.

Proposal 2	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to reaffirm the performance-based goals specified in the NewStar Financial, Inc. 2006 Incentive Plan. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Proposal 3	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to ratify the appointment of KPMG as our independent auditors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Discretionary voting by proxies on other matters. We do not know of any other proposals, other than the proposals described above, that may be presented at the 2014 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing by 5:00 p.m. Eastern Daylight Time the business day prior to the annual meeting with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and telephone number set forth below. Our annual report is also available on our website at www.newstarfin.com.

Annual Report on Form 10-K. We will promptly deliver to you a copy of our annual report on Form 10-K for the year ended December 31, 2013 and additional copies of our proxy statement and annual report to stockholders, without charge, if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

CORPORATE GOVERNANCE

NewStar Financial, Inc. is committed to sound corporate governance practices that support the high standard the Company has established for the way in which its employees, officers and directors pursue the Company’s business objectives. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. To fulfill its responsibilities, the Board of Directors follows the procedures and standards that are set forth in the guidelines below.

Corporate Governance Guidelines

Our corporate governance practices are documented in Corporate Governance Guidelines and Principles that are adopted by the Board of Directors and that are updated from time to time as recommended by the Company’s Nominating and Governance Committee. Other corporate governance practices may be found in the charters of the various committees of the NewStar Board of Directors which are posted on our website at www.newstarfin.com.

Board Leadership Structure

Chairman of the Board

The primary duty of the Chairman is to preside over meetings of the Board of Directors. The Chairman also establishes the agenda for Board meetings, designates members of management to be present at Board meetings and is consulted regarding members of management who are present at Board committee meetings. The Chairman has the authority to call regular and special meetings of the Board and is consulted regarding nominees for the Board and the composition and chairmanship of Board committees.

Timothy J. Conway serves as both our Chairman and CEO. The Company does not have a stated policy with respect to the separation of the positions of Chairman and CEO. As the original founder of the Company, and the individual ultimately responsible for the implementation of the Company’s strategy and day-to-day operations, the Board believes that Mr. Conway’s detailed knowledge of the business and industry in which we operate makes him the director best qualified to act as Chairman of the Board.

Lead Director

The primary role of the lead director is to provide independent leadership to the Board in circumstances where the joint roles of Chairman and CEO could potentially be in conflict and to ensure that the Board operates independently of management. Among other things, the lead director acts as a liaison between the Chairman and the directors and has the authority to call special meetings of the independent directors and to convene executive sessions of the independent directors during regularly scheduled Board meeting. Richard E. Thornburgh currently serves as our independent lead director. The lead director does not serve for a specified term and may be replaced if and when the Board determines that such a change is warranted.

Board and Director Independence

The Board of Directors has determined that all of our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by NASDAQ, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held five meetings during 2013. Independent directors regularly meet in executive session in which only independent directors are present. During 2013, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the

Board of Directors on which such director served. All Board members who are up for reelection at the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Each member of our Board of Directors attended our 2013 annual meeting.

Board Risk Oversight

As part of their oversight functions, the Board of Directors generally oversees the Company’s risk management policies and programs, and allocates certain specific responsibilities to various committees, consistent with the substantive scope of each Committee’s charter. As described below, the Risk Policy Committee is primarily responsible for monitoring our credit risk.

Board Committees

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees. The Company has adopted a formal charter for each of the Board committees, which sets forth that committee’s duties and responsibilities. These committee charters are available in the Corporate Governance section of the Company’s website at www.newstarfin.com. The role of each Committee in assisting the Board in fulfilling its fiduciary responsibilities to shareholders is described below.

The following table depicts the current composition of our Board Committees:

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee met three times in 2013 and is charged with assisting the Board with its oversight of the Company’s credit practices and procedures; monitoring the performance of the Company’s portfolio from a credit perspective; reviewing recommendations of management; and considering, evaluating and approving on behalf of the Board, specified lending transactions above the hold limits established by the Committee as a ceiling on the approval authority of management’s credit committee. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and risk management.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. Its members are Ms. O’Hara (Chair) and Mr. Cooper. In 2013, the Nominating and Corporate Governance Committee met one time.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to his or her responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that as an employee, Board member or stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. While the Committee does not have a formal policy for considering diversity in identifying nominees, it seeks individuals who represent a range of relevant experiences and considers the impact each nominee would have in increasing the diversity of perspectives, expertise, background and skills of the Board. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On April 1, 2014, the Company received from Capital Z Partners III, L.P. their nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent registered public accounting firm in the annual financial statement audit and assesses the independence of the registered public accounting firm. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent registered public accounting firm.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. The Audit Committee consists of Messrs. Noonan (Chair), and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met five times during 2013.

Independent Registered Public Accountants’ Fees and Other Matters

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2013. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2013	2012
Audit Fees	$1,028,000	$946,100
Audit-Related Fees	144,000	82,500
Tax Fees	320,500	144,310
All Other Fees	35,000	86,047

Total Fees	$1,527,500	$1,258,957

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2013 Audit Committee Report

The Committee reviewed and discussed the audited consolidated financial statements for 2013 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Brian L.P. Fallon

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually.

The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com. For additional information about the Compensation Committee’s activities, please see the section titled “Compensation Discussion and Analysis” below.

The Compensation Committee currently consists of Brian L.P. Fallon (Chair), Charles N. Bralver, and Frank R. Noonan. The Compensation Committee met six times during 2013.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2013 served or has ever served as an officer or employee of NewStar.

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section, under the Corporate Governance subsection under the heading “Committees and Charters,” where we may also disclose any amendments to, and waivers of, the code. At the same location on our website, we have also posted our Code of Business Conduct and Ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. In addition, Item 404(a) of Regulation S-K requires us to disclose any transaction or proposed transaction in excess of $120,000 in which any person who is an executive officer, director, or nominee for director of the Company or the beneficial owner of more than five percent of our voting securities (including their immediate family members) has or will have a direct or indirect material interest. The Audit Committee of our Board of Directors has the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and greater than five percent holders of our voting securities with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. At December 31, 2013, the loan balance outstanding and amount of committed funds were $4.5 million and $6.5 million respectively. The largest aggregate amount of principal outstanding under this loan during 2013 was $5.6 million. The interest rate on the loan is 6.50%, and Advantage Business Media LLC paid $1.0 million in aggregate principal payments and $0.3 million in aggregate interest payments during 2013. Subsequent to December 31, 2013, this loan was paid off in its entirety.

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. The Fund pays the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the years ended December 31, 2013, 2012 and 2011 the Fund paid the Company asset management fees of $2.5 million, $3.0 million, and $2.6 million, respectively.

In March of 2011, the Company made a loan in the aggregate amount of $13.5 million based on market terms to SPARTA Insurance Holdings, Inc. (“SPARTA”), a company that is 39.6% owned by Corsair Capital, a major stockholder of the Company. In addition, two of the seven members of SPARTA’s Board of Directors are employees of Corsair Capital, and Richard Thornburgh, a member of our Board of Directors, previously served as a director of SPARTA Insurance Holdings, Inc. At December 31, 2013, the loan balance outstanding and amount of committed funds were $13.4 million and $13.5 million, respectively. The largest aggregate principal amount outstanding under this loan during 2013 was $15.2 million. The interest rate on the loan is 9.50%, and SPARTA paid $1.2 million in aggregate interest payments during 2013. SPARTA did not make any principal payments during 2013.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of April 1, 2014 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement below, and (iii) all current members of our Board and our current executive officers as a group. Percentage calculations are based off of the 48,892,201 shares of Common Stock that were outstanding on April 1, 2014.

	Shares Owned	Percent of Class
Principal Stockholders
Capital Z Partners, Ltd. (1)(2) Capital Z Partners, L.P. Capital Z Financial Services Fund II, L.P. Capital Z Financial Services Private Fund II, L.P. Capital Z Partners III GP, Ltd. (3)(2) Capital Z Partners III GP, L.P. Capital Z Partners III, L.P. 230 Park Avenue South New York, NY 10003	9,744,972	19.84%
J.P. Morgan Corsair II Capital Partners, L.P. (4) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	9,704,972	19.77%
Second Curve Capital, LLC (5) 237 Park Avenue, 9th Floor New York, New York 10017	4,941,011	10.11%
Timothy E. Moriarty (6) c/o McGrath, Doyle & Phair 150 Broadway-Suite 1915 New York, NY 10038	3,637,234	7.44%
Swiss Reinsurance Company (7) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	6.14%

Directors and Executive Officers
Charles N. Bralver (8)	147,460	*
Timothy J. Conway (9)	2,297,786	4.59%
Bradley E. Cooper (10)	95,837	*
Brian L.P. Fallon (11)	87,052	*
Frank R. Noonan (12)	115,052	*
Maureen P. O’Hara (13)	121,561	*
Peter A. Schmidt-Fellner (14)	1,714,082	3.44%
Richard E. Thornburgh (15)	122,052	*
John K. Bray (16)	944,816	1.91%
Patrick F. McAuliffe (17)	220,760	*
Daniel D. McCready	59,699	*
All current executive officers and directors as a Group (12 persons) (18)	6,580,733	12.60%

*	Less than 1%.
(1)	Includes 200,174 shares issuable upon the exercise of a warrant, 25,000 shares issuable upon the exercise of options and 5,504,798 shares of Common Stock held directly. As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners, Ltd. (“Capital Z Ltd”) is the general partner of Capital Z Partners, L.P. (“Capital Z LP”), which is the general partner of Capital Z Financial Services Fund II, L.P. (“Capital Z”) and Capital Z Financial Services Private Fund II, L.P. (“Capital Z Private Fund”), investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(2)

As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners III GP, Ltd., Capital Z Partners III, L.P., Capital Z Partners III GP, L.P., Capital Z Partners, Ltd., Capital Z Partners, L.P., Capital Z Financial Services

Fund II, L.P., and Capital Z Financial Services Private Fund II, L.P may be deemed to constitute a “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934). As a result, and on that basis, the entities in the preceding sentence may be deemed to beneficially own shares of Common Stock that may be beneficially owned by such persons. Bradley E. Cooper is a Senior Vice President and Director of Capital Z Partners, Ltd. and Capital Z Partners III GP, Ltd. and also a director of the Company (See Footnote 11 below). Robert Spass and Bradley E. Cooper are the natural persons who exercise sole or shared voting and/or dispositive powers over the Company’s securities held by Capital Z Partners, Ltd. and Capital Z Partners III GP, Ltd. The address of each of these individuals is c/o Capital Z Partners L.P. 230 Park Avenue South, New York, NY 10003.
(3)	Consists of 4,000,000 shares directly owned by Capital Z Partners III, L.P. (“Capital Z III”) and indirectly owned by Capital Z Partners III GP, L.P. (“Capital Z III LP”) and Capital Z Partners III GP, Ltd. (“Capital Z III GP”). Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the securities held by Capital Z III, although Capital Z III LP and Capital Z III GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act). As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z III GP and Capital Z III LP share voting and investment power over all such shares.
(4)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Richard E. Thornburgh is an officer of both Corsair Capital LLC and Corsair II, L.L.C. and is also a director of the Company (See Footnote 17 below). Nicholas B. Paumgarten, the Chairman of Corsair Capital LLC, is the natural person who exercises sole or shared voting and/or dispositive powers over the Company’s securities held by J.P. Morgan Corsair II Capital Partners, L.P. Mr. Paumgarten’s address is c/o Corsair Capital LLC, 717 Fifth Avenue, New York, NY 10022.
(5)	As reported in a Schedule 13G filed with the SEC on September 9, 2013. Voting and dispositive power of the 4,941,011 shares shown as beneficially owned by Second Curve Capital, LLC (“Second Curve”) is shared with Thomas K. Brown, the Managing Member of Second Curve, who also claims beneficial ownership of such shares.
(6)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(7)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(8)	Includes 16,250 shares issuable upon the exercise of options.
(9)	Includes 1,150,000 shares issuable upon the exercise of options.
(10)	Includes 83,576 shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,504,798 shares held by Capital Z, Capital Z Private Fund and Capital Z Management, LLC (“CZM”), as well as shares owned by Capital Z III. The sole general partner of Capital Z and Capital Z Private Fund is Capital Z LP, and the sole general partner of Capital Z LP is Capital Z Ltd and (ii) the 4,000,000 shares held by Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z Partners Management, LLC (“CZPM”) is the investment authority for Capital Z, Capital Z Private Fund and Capital Z III, and its principal business is performing investment management services for Capital Z, Capital Z Private Fund and Capital Z III. Mr. Cooper is a shareholder of Capital Z Ltd and CZM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with Capital Z, Capital Z Private Fund, Capital Z LP, Capital Z Ltd, CZM, Capital Z III GP, Capital Z III LP, Capital Z III and CZPM and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by Capital Z, Capital Z Private Fund, Capital Z LP, Capital Z Ltd, Capital Z III GP, Capital Z III LP, Capital Z III and CZPM.
(11)	Includes 42,500 shares issuable upon the exercise of options.
(12)	Includes 70,000 shares issuable upon the exercise of options.
(13)	Includes 40,322 shares issuable upon the exercise of options.
(14)	Includes 875,000 shares issuable upon the exercise of options.
(15)	Includes 10,000 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(16)	Includes 600,000 shares issuable upon the exercise of options and 3,770 shares held by Mr. Bray’s spouse.
(17)	Includes 120,210 shares issuable upon the exercise of options.
(18)	Includes a total of 83,576 shares issuable upon the exercise of warrants and 3,234,282 shares issuable upon the exercise of options.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at eight. These eight members are listed below and are nominees for reelection at the annual meeting. You may only vote for eight persons for election as directors.

Among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.). As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On April 1, 2014 Capital Z Partners III, L.P. informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for the term expiring in 2015.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board.

Our Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director. All of our directors possess the minimum qualifications detailed in the “Nominating and Corporate Governance Committee” section above and have demonstrated a commitment of service to the company, sound business judgment and a willingness to ask difficult questions to critically evaluate the strategies proposed by management. In addition to having a reputation for adherence to the highest ethical standards, each of our directors possesses specific expertise, qualifications, and skills or attributes, as noted below, that make him or her qualified to serve on the Board.

Name	Age (as of April 1, 2014)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Charles N. Bralver(1)(2)	59	Charles N. Bralver joined our Board of Directors on February 5, 2009. Mr. Bralver is a corporate director and advisor. He served as a partner with Massif Partners, LLP, an asset management firm, from 2010 to 2012. From May 2007 to September 2010, Mr. Bralver was the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of Capital Markets. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Board of Oliver Wyman and Bema Capital Partners, as a member of the Board of Visitors of The Fletcher School,	2009	2014

Name	Age (as of April 1, 2014)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires

and of the John Sloan Dickey Center for International Affairs at Dartmouth College. In 2010, Mr. Bralver joined the Board of Directors of Canaccord Financial, Inc., a Canadian investment bank.

Mr. Bralver is an experienced executive and has been nominated to serve on the Board because of his extensive financial services, international business and corporate strategy experience.

Timothy J. Conway(1)	59

Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

An experienced financial services professional, Mr. Conway has been nominated to serve on the Board because of his broad business and management skills and deep industry expertise, including his seven years of experience as our founder and CEO.

			2004	2014

Bradley E. Cooper(3)	47	Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC and has previously served on the Board of Directors of Argo Group International Holdings Ltd., PXRE Group Ltd.,	2006	2014

Name	Age (as of April 1, 2014)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires

Universal American Finance Corp., Ceres Group, Inc., Permanent General Companies, Inc., Opportunity Bancshares, Inc. and Brookdale Senior Living, Inc.

Mr. Cooper is a private equity investor and has been nominated to serve on the Board of because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and his external board experience.

Brian L. P. Fallon(2)(4)	63

Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is a Partner of O’Connor Capital Partners. Prior to joining O’Connor Capital Partners in September of 2007, Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002 to 2007. From 1982 to 2002, Mr. Fallon was a Partner at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and currently serves on the Advisory Council of the Robert F. Kennedy Children’s Action Corps and as a director at The Community Builders, Inc.

Mr. Fallon is an experienced real estate executive and has been nominated to serve on the board because of his detailed understanding of commercial real estate, operational and financial expertise and experience serving on other external boards.

			2008	2014

Frank R. Noonan(2)(4)	71	Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a member of the Audit Committees of Avnet, Inc. and	2006	2014

Name	Age (as of April 1, 2014)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires

was previously a Director and member of the Audit Committee of Toys “R” Us, Inc. and the Risk Metrics Group.

Mr. Noonan is a seasoned financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.

Maureen P. O’Hara (3)(4)	60

Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee. Ms. O’Hara also serves on the Board of Trustees of TIAA-CREF, where she is on the Investment Committee, the Nominating Committee and she chairs the Diversified Business Committee.

Ms. O’Hara is an accomplished academic and has been nominated to serve on the board because of her extensive understanding of the financial services industry and in-depth corporate governance, compensation and financial reporting experience through her other board responsibilities.

			2006	2014

Peter A. Schmidt-Fellner	57	Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.	2006	2014

		A seasoned financial services professional, Mr. Schmidt-Fellner has been nominated to serve on the board because of his deep

Name	Age (as of April 1, 2014)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
		credit and risk management skills and extensive industry background, including his seven years of experience as a founding member and CIO of the Company.

Richard E. Thornburgh(1)	60

Mr. Thornburgh has been Vice Chairman of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk, Audit and Executive Committees. Mr. Thornburgh is also currently a director at McGraw Hill Financial Inc. and Reynolds American Inc. He previously served on the Board of Directors of Dollar General Corporation and National City Corporation

Mr. Thornburgh is an experienced financial services executive and has been nominated to the board because of his extensive skills and experience in the areas of credit and risk management, regulatory compliance, corporate strategy, international business and service on other public company boards.

			2006	2014

(1)	Member of the Risk Policy Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

PROPOSAL 2: TO REAFFIRM THE MATERIAL TERMS OF THE

PERFORMANCE-BASED GOALS SPECIFIED IN THE 2006 EQUITY INCENTIVE PLAN

Purpose

The Board of Directors approved, subject to stockholder approval, and now submits for stockholder approval a reaffirmation of the material terms of the performance-based goals specified in the Amended and Restated NewStar Financial, Inc. 2006 Incentive Plan (the “Incentive Plan”) intended to qualify for tax deductions under Section 162(m) of the Internal Revenue Code (the “Code”). We are asking for stockholders to reaffirm the material terms of performance-based goals set forth in the Incentive Plan so that benefits intended to be “performance-based” compensation paid under the Incentive Plan can continue to qualify for tax deductions under Section 162(m) of the Code.

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1 million per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1 million limit and generally remains fully deductible for tax purposes. One of the requirements for compensation to be considered performance-based under the tax laws is that the company must obtain stockholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the stockholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the company can qualify as “performance-based” compensation for purposes of the tax laws. Stockholder approval of the general performance goals specified in the Incentive Plan and the maximum amounts that may be awarded under the Incentive Plan, even without stockholder approval of specific targeted levels of performance, will qualify the incentive awards under the Incentive Plan as “performance-based” compensation. We expect that a reaffirmation of performance-based goals in the Incentive Plan to allow full tax deductibility of any performance-based awards granted under the Incentive Plan for the next five years, at which point Section 162(m) will require further stockholder approval of these goals.

Material Terms of the Performance Goals Specified in the Incentive Plan

As defined in the tax rules, stockholders must approve each of the material terms of performance goals if a company is to obtain tax deductions for the specified forms of performance based compensation for the covered executives whose total annual compensation exceeds $1 million, including (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of employees covered

The group of employees whose compensation would be subject to the performance goals would include our senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934. Although the tax laws only limit deductibility for compensation paid to the chief executive officer and the three other most highly paid executive officers named in the proxy statement (not including the principal financial officer), we may apply the performance goals more broadly to one or more other participants in the Incentive Plan in the event that any of them becomes a person covered by Section 162(m) of the Code during the time that they hold an award covered by this proposal.

Business criteria in the performance goals

With respect to any awards intended to be “performance-based” compensation, we intend to use one or more of the following business criteria as the basis of the performance goals, including but not limited to (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, Subsidiary, line of business, project or geographical basis or in combinations thereof):

•	sales;

•	revenues;

•	assets;

•	expenses;

•	earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization (whether or not on a continuing operations or per share basis);

•	return on equity, investment, capital or assets;

•	one or more operating ratios;

•	borrowing levels, leverage ratios or credit rating;

•	market share;

•	capital expenditures;

•	cash flow;

•	stock price;

•	stockholder return;

•	sales of particular products or services;

•	customer acquisition or retention;

•	acquisitions and divestitures (in whole or in part);

•	joint ventures and strategic alliances;

•	spin-offs and split-ups;

•	reorganizations; or

•	recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Under the Incentive Plan, the Compensation Committee may grant cash bonus, stock bonus or other performance or incentive awards that are paid in cash, Common Stock or a combination of both. The Compensation Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify.

Per-person maximum amounts

The maximum number of shares of common stock that may be granted as stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, or other stock based award to any participant shall not exceed an aggregate 11,650,000 in any twelve month period, subject to adjustment for certain events, including stock dividends, splits, merger and reorganizations, among others. No more than $4,000,000 may be paid to any individual in any twelve month period pursuant to any award other than those listed in the previous sentence.

The Compensation Committee has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the stockholders, this proposal would not limit our right to award or pay other or additional forms of compensation (including, but not limited to, salary, or other stock-based awards under the Incentive Plan) to our senior officers. These other forms of compensation may be paid regardless of whether or not the performance goals in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as “performance-based” compensation under the tax laws.

Other Material Terms of the Incentive Plan

The Board adopted the Incentive Plan on November 16, 2006, and the Incentive Plan was approved by the Company’ stockholders on December 13, 2006. The 2006 Incentive Plan was amended and restated by our Board in December 2008 and approved by our stockholders in January 2009, and further amended and restated by our Board in March 2010 and approved by our stockholders in May 2010. The Incentive Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as independent directors, officers and employees of, and consultants and advisors to, us and our subsidiaries, by granting them stock options, stock appreciation rights, restricted stock, restricted stock units, stock payments, dividend equivalents, deferred stock, performance awards and cash awards pursuant to Awards (as defined in the section titled “Types of Awards” below).

Shares Available

The aggregate number of such shares of Common Stock that may be issued upon exercise of options or stock appreciation rights or other Awards under the Incentive Plan is 11,650,000 shares, subject to adjustment as provided in the Incentive Plan. The maximum number of shares of Common Stock that may be issued pursuant to incentive stock options under the Incentive Plan is 6,000,000 shares. The shares of Common Stock issuable upon exercise of options or other Awards or upon grant of any other Award may be either previously authorized but unissued shares or treasury shares. Any shares of Common Stock related to Awards under the Incentive Plan that are not issued or are no longer issuable will be available again for grant under the Incentive Plan. Moreover, if the exercise price of any option granted under the Incentive Plan or the tax withholding requirements with respect to any Award granted under the Incentive Plan is satisfied by tendering shares of Common Stock to us, such tendered shares of Common Stock will again be available for grant under the Incentive Plan. Furthermore, if a stock appreciation right is exercised and settled in shares of Common Stock, only the number of shares of Common Stock issued upon exercise of a stock appreciation right are counted against the shares available.

Administration

The Incentive Plan is administered by the Compensation Committee, which is comprised of four directors who are “outside directors” as defined under Section 162(m). In addition, to be considered independent, directors must meet, and our independent director do meet, the independence requirements of Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board may at any time and from time to time exercise any and all rights and duties of the Compensation Committee under the Incentive Plan except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.

Eligibility for Participation

Officers, independent directors and employees of, and consultants and advisors to, us or any of our subsidiaries are eligible to participate in the Incentive Plan. As of December 31, 2013 we had approximately 99 employees and 7 independent directors eligible to participate in the Incentive Plan.

Types of Awards

The Incentive Plan provides for the grant of any or all of the following types of awards (“Awards”):

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	stock payments;

•	dividend equivalents;

•	deferred stock;

•	performance awards; and

•	cash awards.

Under the Incentive Plan, the Compensation Committee may grant options to purchase shares of Common Stock. Stock options may either be incentive stock options, or ISOs, or non-qualified stock options. ISOs may only be granted to officers and employees. The Compensation Committee will, with regard to each stock option, determine the number of shares subject to the stock option, the manner and time of exercise, vesting schedule, and the exercise price. The exercise price of each such option will not be less than 100% of the fair market value of the Common Stock on the date of the grant.

Under the Incentive Plan, the Compensation Committee may also grant restricted stock awards or restricted stock units. The Compensation Committee will determine the purchase price, if any, and the form of payment for the restricted stock or restricted stock units. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Under the Incentive Plan, the Compensation Committee may also grant stock appreciation rights, or SARs. An SAR is a right to receive any excess in value of shares of Common Stock over the exercise price, provided that such exercise price will not be less than 100% of the fair market value of a share of Common Stock on the date the right is granted as determined by the Compensation Committee. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Under the Incentive Plan, the Compensation Committee may also grant stock payments, dividend equivalent rights, deferred stock and other stock-based awards. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Parachute Limitations

If the recipient of an Award is a “disqualified individual,” as defined in section 280G(c) of the Code, any Award held by that person and any right to receive any payment or other benefit under the Incentive Plan will not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the participant under the Incentive Plan or any other agreement or arrangement would cause any payment or benefit to the participant under the Incentive Plan to be considered a “parachute payment” within the meaning of section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the participant from the Company or any other agreement or arrangement would be less than the maximum after-tax amount that could be received by the participant without causing any such payment or benefit to be considered a Parachute Payment. In that event the recipient will have the right, in the recipient’s sole discretion, to designate those rights, payments, or benefits that should be reduced or eliminated so as to avoid having the payment or benefit under the Incentive Plan be deemed to be a Parachute Payment.

Change in Control

In the event of any change in control, the Board may (i) accelerate the exercisability of any outstanding stock options and SARs (and terminate the restrictions applicable to restricted stock units and any shares of restricted stock), (ii) provide that any outstanding stock options and SARs must be exercised within a specified period or it will terminate, (iii) cause the surviving entity to grant replacement awards, (iv) terminate any outstanding Awards and make such payments as the Board determines to be appropriate, and/or (v) repurchase (or cause the surviving entity to purchase) any shares of restricted stock for such amounts as the Board determines to be appropriate.

Deferred Compensation

The Compensation Committee may amend the Incentive Plan or applicable Award Agreement or provide a substitute Award of comparable economic value so that the Award as modified or substituted and/or the Incentive Plan as modified, remains exempt from, or complies with, the requirements applicable to deferred compensation under Section 409A of the Code, and the Compensation Committee may take no action that would cause an Award to be treated as, or no longer comply with the requirements applicable to, deferred compensation within the meaning of Section 409A of the Code.

Other Terms of Awards

The Awards are generally not transferable other than by will or the laws of descent. The Incentive Plan does not prevent the designation of a beneficiary to exercise any option or other right or Award (or any portion thereof) granted under the Incentive Plan after the participant’s death. After the death of the participant, any exercisable portion of an option or other Award may be exercised by the participant’s personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution (subject to the terms of the option or other Award).

The Incentive Plan will terminate on a date which is the 10th anniversary of the Board’s adoption of the 2010 amendment to the Incentive Plan. The Incentive Plan may be amended, suspended or terminated at any time by the Compensation Committee. However, the Compensation Committee may not increase the aggregate amount of shares of Common Stock that may be issued under the Incentive Plan without stockholder approval. Such amendments, suspensions or terminations will not affect an existing Award unless the Award expressly so provides.

The Incentive Plan contains provisions for equitable adjustment of Awards in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, combination or other similar events.

Certain Federal Income Tax Consequences

The statements in the following paragraphs describe the principal federal income tax consequences of certain Awards. The law is technical and complex, and the discussion below represents only a general summary. Due to the complexity of the applicable provisions of the Code, the following sets forth only general tax principles affecting Awards which may be granted under the Incentive Plan. The general tax principles discussed below are subject to changes that may be brought about by future legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Participants receiving Awards may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions. Each person receiving an Award should consult his or her own tax counsel on questions regarding tax liability upon the receipt or exercise of such Award or the subsequent disposition of shares received pursuant to the Award or upon exercise thereof.

Incentive Stock Options

ISOs granted under the Incentive Plan are intended to meet the definitional requirements of Section 422(b) of the Code for “incentive stock options.”

An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply, and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO, after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption “Non-Qualified Stock Options.”

Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period—thereby making a “disqualifying disposition”—the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income therefrom would be limited to the gain (if any) realized on the sale.

We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee.

Non-Qualified Stock Options

Non-qualified stock options, or NSOs, granted under the Incentive Plan are options that do not qualify as ISOs. An employee who receives an NSO will not recognize any taxable income upon the grant of such NSO. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price.

The ordinary income recognized with respect to the receipt of shares upon exercise of an NSO will be subject to both wage withholding and other employment taxes.

A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO.

Restricted Stock

At the end of the restricted period, the holder of restricted stock will be able to sell, exchange or otherwise dispose of the shares issued in connection with the award. If the holder has not made a Section 83(b) election as described below, the holder will recognize ordinary income equal to the fair market value of the shares at the time the restrictions lapse minus the purchase price of shares paid by the holder. The holder will have a basis in the shares received equal to their fair market value at the time the holder recognizes ordinary income as a result of the lapse of the restrictions. Any additional gain recognized on a subsequent sale or exchange of the shares will not be ordinary income but will qualify as a capital gain. The holding period for shares acquired in connection with a restricted stock award, for purposes of determining whether any capital gain or loss on their subsequent sale is long-term or short-term, depending upon whether the holding period is more or less than one year, will begin when the holder recognizes ordinary income.

Section 83(b) of the Code also provides that a holder may elect, not later than 30 days after the date the restricted stock is originally transferred, to include as ordinary income the fair market value of the shares at the time of transfer of such shares (minus the purchase price, if any). In that case, the holder’s basis in the shares will equal its fair market value at such time. Any future appreciation in the fair market value of the shares will be a capital gain as described above. If the shares are subsequently forfeited under the terms of the restricted stock, the holder will not be allowed an ordinary income tax deduction with respect to such forfeiture.

Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that the holder recognizes in ordinary income in connection with an award of restricted stock, and in the same year as the holder recognizes such income.

Dividends, if any, received by the holder before the end of the restricted period will be taxed as ordinary income to the holder and also will be deductible by us subject to the foregoing general rules concerning deductibility of compensation. However, in the event of an election by the holder under Section 83(b) of the Code, dividends, if any, will be treated as dividend income to the holder an non-deductible to us.

Change of Control

In general, if the total amount of payments to certain individuals that are contingent upon a “change of control” of a corporation (as determined for purposes of Section 280G of the Code), including the value attributed to the acceleration of vesting on Awards under the Incentive Plan, equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the year in which the change of control occurs or, if such individual has been employed for fewer than five calendar years, the number of years of employment prior to the year in which the change of control occurs), then, subject to certain exceptions, such compensation exceeding the base amount may be treated as “excess parachute payments” under Section 280G of the Code. Excess parachute payments are subject to a 20% excise tax to the individual and would be non-deductible to us.

Deferred Compensation

Although the Incentive Plan is generally designed as an incentive and not a deferred compensation plan, depending on the terms and conditions and type of Award, some of these Awards may be considered to involve deferred compensation arrangements that are subject to the requirements of Section 409A of the Code. Section 409A may modify the tax treatment of existing and future Awards under the Incentive Plan and may require conforming changes in the Incentive Plan and/or Awards, including Awards already made under the Incentive Plan, to satisfy these tax requirements. The general tax principles described above for Awards do not reflect the requirements of Section 409A of the Code and the regulations thereunder. Failure of deferred compensation arrangements to comply with the requirements of Section 409A can subject the recipient of the deferred compensation (but not us) to income tax at an earlier time than provided by pre-existing tax law and/or to a 20% penalty tax (in addition to normal income tax levies).

Interests of Officers and Directors

Our officers and independent directors are eligible to receive Awards under the Incentive Plan, have received Awards under the Incentive Plan in the past and will be eligible to receive Awards under the Incentive Plan in the future. As described in more detail above, the amounts of any Awards under the Incentive Plan are within the Compensation Committee’s discretion.

New Plan Benefits

The Compensation Committee is able to grant Awards to eligible participants at its discretion. Consequently, with the exception noted below, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Incentive Plan.

Upon re-election to a new term of service at the Company’s annual meeting, non-management directors receive a grant of restricted stock with a fair market value on the date of grant equal to $75,000 (as determined by the Company’s closing stock price on the grant date). Non-management directors who serve as the Chairperson of a Committee of the board also receive an additional $25,000 in grant date restricted stock value. The restricted stock vests in full on the one year anniversary of the grant. Under this standing resolution, each non-management director who is elected or reelected as a director will be granted such Awards. The following table illustrates the total value of such Awards that will be granted annually upon such election or reelection (assuming that the number of non-employee directors on the Board remains constant), but omits the number of the Awards because such number is based on the closing price of our Common Stock on the date of grant and, therefore, is not presently determinable:

New Plan Benefits

Name and Position	Dollar Value ($)
Non-Executive Director Group	$550,000

Plan Information

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the Incentive Plan at December 31, 2013 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,543,551	$5.00	2,706,094
Equity compensation plans not approved by stockholders	—	—	—
Total	5,543,551	$5.00	2,706,094

As of December 31, 2013, the total number of additional shares remaining available for future issuance under the Incentive Plan was 2,706,094 shares.

Required Vote

The affirmative vote of a majority of the total votes properly cast on this proposal will constitute the approval of the reaffirmation of the performance-based goals specified in the Incentive Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the proposal to reaffirm the performance-based goals specified in the Incentive Plan. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the last five fiscal years, through and including the year ended December 31, 2013. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2014. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2013 and 2012 may be found above in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that KPMG LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2014. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as our independent public accounting firm. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2013 is shown in the Summary Compensation Table on page 40, which are referred to herein as the “named executive officers”.

Executive Summary

The Company’s 2013 Executive Compensation Program supports execution of the ongoing objectives and operating plan of the company through retaining and motivating our executive team. This is the first fiscal year following the end of a three-year compensation strategy implemented in late 2009, which was designed to address significant uncertainty facing the company due to the economic recession and the dislocation in the financial markets. The 2009 strategy included a three year performance-based equity award grant, which was intended to cover grants that would have otherwise been issued to management in 2010, 2011 and 2012. The current compensation strategy is a return to the annual approach of defining annual incentive targets and rewarding executives with current and deferred incentive awards based on company and individual performance.

The key components of the 2013 Executive Compensation Program included: updated and renewed employment agreements, target annual incentives, and the implementation of a deferred cash program for executives with holdings of company stock far in excess of the Company’s stock ownership guidelines. Each of these components and their impact on the 2013 compensation outcomes for each of our named executive officers are briefly described below.

Renewal of Executive Employment Agreements

On October 9, 2013, the Company entered into amended and restated employment agreements with certain of its executive officers, including Timothy J. Conway, Chairman of the Board and Chief Executive Officer; Peter A. Schmidt-Fellner, Chief Investment Officer; John K. Bray, Chief Financial Officer; and Patrick F. McAuliffe, Managing Director and Group Head of Leveraged Finance Origination. The amended agreements, which are described in detail under the heading “Employment Agreements” below, generally extended the employment period by two years (with the exception of Mr. Bray’s agreement, which specifies an initial term of 30 months), and provided an option to renew automatically under the same terms and conditions for one additional one-year period. As part of the contract renewal process, the Committee eliminated excise tax gross-up in change-in-control situations in the new contracts. Daniel McCready was hired on March 25, 2013 as the Chief Credit Officer of the Company. Mr. McCready replaced Robert Clemmens, who retired from that position on June 30, 2013. At the time of hire, Mr. McCready entered into an employment contract with the Company as described below.

Target Annual Incentives

In accordance with the return to the annually focused compensation strategy, the Committee established an annual target incentive compensation for each named executive officer in January of 2013. Each executive’s target incentive compensation is designed to provide an appropriate level of reward to retain top management talent and motivate performance against the Company’s targeted annual operating objectives. The employment agreements, as amended in October 2013, require that the Company establish a target incentive bonus for each named executive officer at the beginning of each fiscal year during the term of the agreement, which cannot be below the named executive officer’s target incentive bonus for 2013.

The Company’s operating plan detailed a strategy focused on improving the Company’s bottom-line financial performance; managing credit performance; increasing origination volume at attractive spreads; fundraising to support growth and profitability; improving shareholder returns; and continuing to expand and diversify the operating platform in businesses and markets consistent with the Company’s core strengths in direct origination and credit management.

Deferred Cash Incentives

A portion of the annual incentive awards granted to certain executive officers in respect of 2013 performance was deferred to both provide ongoing incentives and promote retention. Because several key named executive officers have significant Company stockholdings, the Compensation Committee determined that the use of deferred cash, as opposed to restricted stock awards, would provide the optimal benefit to the Company and these executives. Of the named executive officers, each of Messrs. Conway, Schmidt-Fellner, and Bray received deferred cash awards. These awards provide that approximately 20% of the executive’s 2013 incentive cash award will vest and be paid out on a pro rata basis over a three-year vesting period. Unvested amounts are subject to forfeiture in certain circumstances, such as termination for cause.

Summary

The executive compensation decisions in 2013 recognize the financial performance and company achievements discussed in greater detail below as well as the intention to return to an annualized pay and incentive compensation program. Specifically:

•	Executive compensation should support the achievement of specific strategic business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

•	Base salaries for the named executive officers remained unchanged. The Committee is continuing to reinforce a balance of fixed compensation with variable compensation tied to performance;

•

Incentive compensation payments made to named executive officers for 2013 were awarded at approximately 90% to 100% of targeted compensation in alignment with net income and other performance factors discussed below; and

•

Twenty percent of the incentive cash compensation received by each of Messrs. Conway, Schmidt-Fellner and Bray was awarded as deferred cash with multi-year vesting provisions. Messrs. McAuliffe and McCready each received a portion of their incentive compensation in the form of restricted stock grants that are subject to multi-year vesting.

Each of these factors, as well as the other elements of the Company’s executive compensation program, is discussed in greater detail below.

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and that its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company also believes that the executive compensation program should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•

Executive compensation should support the achievement of specific strategic and financial business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

•	Executive compensation should be externally competitive within the segments in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

	Compensation Component	Description	Strategic Rationale

Base Salary	Base salary	Fixed component of compensation based on individual’s role, responsibilities, skills and experience.	• Provide competitive pay based on individual’s role, responsibilities, skills and experience. • Discourages inappropriate risk-taking. • Consistent with market practice.

Short-Term Incentives	Annual Incentive	Variable annual cash compensation tied to pre-established Company, line of business and individual goals and strategic objectives.	• Provides incentive for achievement of annual objectives. • Variable nature of award allows for pay link to Company performance. • Consistent with market practice.

Long-Term Incentives	Deferred Cash Awards	Restricted Cash Grants of restricted cash subject to multi-year vesting provisions	• Promotes long-term retention. • Discourages inappropriate risk-taking. • Consistent with market practice.
	Stock Awards	Restricted Stock Grants of restricted shares of stock subject to multi-year vesting provisions

• Focuses executive officers on long-term value creation

• Aligns interests of executive officers with those of shareholders.

• Promotes long-term retention.

• Discourages inappropriate risk-taking.

• Consistent with market practice.

	Compensation Component	Description	Strategic Rationale

Stock Ownership Requirements

To complement the long-term incentive program, certain executives, including all of our named executive officers, are required to hold at least 25% of certain net vested equity holdings during the term of their employment with the Company. In addition, options granted to our named executive officers in March 2009 as part of the Company’s 2009 Option Exchange Program are subject to a restriction whereby 50% of the net proceeds from the exercise of these options and sale of the underlying shares will be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter.

In addition to the above mentioned requirements, certain executives, including all of our named executive officers, are subject to share ownership guidelines. Each named executive is required to hold a multiple of his base salary in Company stock for the duration of his employment with the Company, with our CEO being required to hold five times his base salary, while each of our other named executive officers is required to hold one to two times base salary.

• Fosters long-term stock ownership, and focuses executive officers on long-term performance.

• Reinforces alignment of interests between executives and shareholders.

• Consistent with market practice.

• Additional period of holding post-employment ensures ability of company to clawback award if required.

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with the programs provided to all employees. • Consistent with market practice.
	Welfare Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, all eligible employees may participate in Company-sponsored healthcare plans at their sole expense.	• Consistent with the programs provided to all employees. • Consistent with market practice.

Perquisites	Additional Benefits and Perquisites	Limited to reimbursement of office parking provided to executive officers in selected geographies.	• Provided in select locations in order to be market-competitive. • Subsidized in these locations at some level for all employees.

	Compensation Component	Description	Strategic Rationale

Employment Agreements	Employment Agreements	The Company entered into amended and restated employment agreements with Messrs. Conway, Schmidt-Fellner, Bray and McAuliffe in October 2013, and entered into a new agreement with Mr. McCready in March 2013. The agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Payments due subsequent to a change-in-control require a “double trigger”; a change-in-control alone is not sufficient but must be followed by an involuntary termination event to qualify for compensation. All severance arrangements are subject to non-compete and non-solicitation provisions. In addition, the Committee eliminated excise tax gross-up in change-in-control situations in the new contracts. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

• Prevent against direct competition and solicitation of talent.

• Ensure that executives continue to work in the best interest of the shareholders by providing them with security in case of time of a change in control

• Provide continuity of management during a transition.

• Provide for market-competitive severance levels in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our shareholders. The Company has reviewed its compensation practices and determined that its programs and policies are not reasonably likely to have an adverse material impact on risk-taking. Further, the Company’s compensation program is designed to discourage inappropriate risk-taking in a number of ways. First, the structure of our compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. This mix encourages a balance in focus between near-term objectives and the creation of shareholder value over the long-term. Next, the Company’s annual incentive compensation program is based on the Company’s performance against specific, pre-established Board approved operating goals and objectives and not on a targeted level of annual stock price appreciation. In addition, determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as credit quality over time.

In addition, the Company’s stock ownership requirements closely align executives’ interests with those of shareholders over the long-term and further discourage those employees with greatest authority to act in a manner that would adversely impact the Company. The Company has also adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

The Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws. To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to, and must annually certify compliance with, a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets. A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee reviews third-party analysis of the compensation practices of financial institutions in general, ranging from other publicly-traded competitors to private investment funds/hedge funds to business development companies and real estate investment trusts, which provide similar services to our target customers, to ensure the Company’s compensation practices and levels remain market competitive. Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee uses third-party data only for informational purposes and does not make pay decisions solely based on market data. The Committee considers a number of factors in making compensation determinations for the named executive officers including Corporate, line of business and individual performance, retention needs, relative contributions of each executive to the Company’s success and broader economic and market conditions. Furthermore, the Committee placed heavier emphasis on both absolute and relative business performance, individual achievement of strategic objectives and longer-term retention and performance objectives in making 2013 executive compensation determinations.

Determining Executive Compensation (Roles and Process)

Role of CEO in Compensation Process

The CEO’s role in the compensation process begins with the establishment of a proposed annual operating plan against which performance will be measured and against which annual incentives will be determined. Our CEO, together with our management team, formulates for consideration an annual operating plan, which includes various quantitative and qualitative goals and objectives. This operating plan is then presented to our Board of Directors for review and approval. Once approved, the CEO establishes performance goals for each business unit and executive that supports the achievement of the Company’s overall operating plan. These goals are linked to each executive’s annual incentive award.

The CEO’s role in the compensation process continues with his review of our named executive officers’ annual performance. Our CEO elicits self evaluations from each named executive officer and then, utilizing feedback from colleagues as well as his own experience and judgment, assimilates the content from these evaluations into a formal written evaluation of each named executive officer’s performance for the year, including key accomplishments, areas of strength and areas for development. Individual performance ratings for each executive are then formulated through the annual review process, and in conjunction with an assessment of the Company’s performance against its annual operating goals, the CEO forms a recommendation on each named executive’s annual compensation package.

The CEO presents to the Compensation Committee comprehensive recommendations related to proposed compensation for our named executive officers with respect to any base salary changes, annual cash and equity awards, in conjunction with a summary of the individual performance measures that influenced his recommendations. At the request of the Compensation Committee, our CEO and/or the Head of Human Resources may attend all or portions of the meetings of the Compensation Committee, but neither are present for executive sessions or any meeting in which the Compensation Committee discusses his or her own compensation or performance. In addition, our Compensation Committee, with input from our Compensation Consultant, reviews the recommendations from our CEO and compares them to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program. These recommendations are reviewed and are subject to the final approval of our Compensation Committee.

Role of the Compensation Committee

The Compensation Committee, in accordance with its written charter, oversees all aspects of our compensation policies and practices. The Committee determines and approves the compensation of our CEO and other executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually.

Based on the process described in “Role of CEO in Compensation Decisions,” the CEO makes a recommendation to the Compensation Committee with respect to each named executive officer’s compensation. After careful deliberation, the Compensation Committee, with input from our Board of Directors, determines and approves the compensation of each named executive officer. The Compensation Committee, utilizing formal performance evaluations completed by each member of our Board of Directors in addition to his self-evaluation, also evaluates our CEO’s performance and determines his compensation package.

Role of Compensation Consultant

To assist the Compensation Committee in carrying out its responsibilities, the Committee has engaged Towers Watson as the Committee’s compensation consultant. In appointing Towers Watson, the Committee determined that TowersWatson is independent and its engagement poses no conflict of interest. Towers Watson advises the Committee on the Company’s executive compensation program, including with respect to competitive pay levels, market trends and best practices that might be considered to improve the effectiveness of the program. At the request of the Committee, Towers Watson will make specific proposals to the Committee regarding compensation for executive officers. Management works with the consultant at the direction of the Committee to provide the consultant with all information it deems necessary to advise the Committee.

As part of this process, members of the Compensation Committee reviewed materials provided by, and had the opportunity to meet independently with, Towers Watson throughout the year to discuss our executive compensation program and to receive input and advice. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee.

Determining Executive Compensation (Key Elements)

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Level of responsibility associated with the position/title;

•	Experience and tenure in the position;

•	Scope, scale, and growth of the managed organization;

•	Competitive market rates for similar responsibilities;

•	Broader market dynamics affecting the financial services industry and the economy as a whole; and

•	Balance of fixed versus variable compensation.

The Compensation Committee reviews the base salaries for each named executive officer on a regular basis, and generally in conjunction with the Company’s annual performance review cycle. In determining annual base salary adjustments for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities during the course of the year.

In 2013, the Compensation Committee did not increase base salaries for the named executive officers.

Near the end of 2013, the Compensation Committee reviewed base salaries of the executive officers in conjunction with its review of the executive employment agreements and completion of the three-year compensation program implemented in 2009. At that time, revised base salaries were established for certain executive officers effective on January 1, 2014. These base annual salary adjustments increased Mr. Conway’s annual base salary to $700,000, Mr. Schmidt-Fellner’s annual base salary to $600,000, and Mr. Bray’s annual base salary to $400,000. These changes were recommended by the Compensation Committee based on a general review of these positions against similar positions at comparable organizations in light of analysis provided by the Committee’s Compensation Consultants.

The Committee will periodically review base salaries to ensure that they remain market competitive and in line with the overall objectives of the Company’s compensation philosophy.

Incentive Compensation

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

Each year, the Board of Directors and its various Committees, based on input from management, approve an operating plan for the next fiscal year that contains both quantitative and qualitative goals and objectives. Performance goals are then established for each executive officer that support the achievement of the Company’s operating plan and are tied to the executive officer’s annual incentive award.

Establishing Incentive Compensation Targets

For fiscal year 2013, incentive compensation targets were based primarily upon the Company’s performance against planned net income, as well as subjective criteria tied to the Company’s strategic operating objectives and line of business and individual performance goals.

At the start of 2013 the Company’s Board of Directors approved an operating plan with targeted net income for the year of $29.6 million. The Committee then established targeted incentive levels by executive. The targeted incentive levels were expressed as specific dollar amounts. Additionally, the Committee set a maximum amount for each executive’s incentive compensation such that it cannot exceed 5% of the Company’s pre-tax, pre-incentive earnings, as a measure of core operating performance for the year. The resulting payout ratio enables the Company to motivate, reward and retain management talent while delivering an appropriate level of shareholder return.

Measurement of Performance against Target and Allocation of Incentive Compensation Pool

In determining bonuses paid to the named executive officers for 2013, the Committee measured overall Company performance by focusing primarily on financial performance and progress made in executing the strategic priorities of the Company. Although no set weight was assigned to each of these performance metrics, the Committee believed that net income was the most important measure of overall Company performance and had the greatest impact on the overall funding level of incentive compensation in 2013.

The Committee considered management’s performance against the pre-established operating objectives outlined above, specifically noting the following achievements related to the Company’s annual objectives:

Financial Performance

The Company delivered another year of strong results in 2013 in a market that saw tightening spreads and increased competition for volume. The Company reported net income of $24.6 million for 2013, up 3% from 2012. The Company’s book value increased 5% or $.60 per share to $12.66 in 2013 and the Company’s stock price increased by more than 27% to close the year at $17.77 per share.

In addition, credit trends within the Company’s portfolio showed continued improvement. The Company has originated over $5.5 billion of leveraged loans since its inception in June 2004 with annual default and credit loss rates of approximately 0.7% and 0.4%, respectively, through December 31, 2013, which the Company believes compares favorably with market performance for comparable companies during the credit cycle.

Growth and Strategic Initiatives

The Company completed a series of significant debt financing transactions in 2013 to fund growth and new initiatives, including closing a $400 million CLO, the Company’s seventh term debt securitization; launching a new $300 million credit fund with an institutional investor to co-invest in middle market commercial loans originated by the Company; purchasing $218 million of outstanding loans from the NewStar Credit Opportunities Fund; amending existing $175 million credit facility resulting in $100 million of additional borrowing availability; and refinancing $100 million of existing corporate debt through a new $200 million BB- S&P rated institutional term loan by amending and restating key terms of the existing note to reduce cost, extend maturity, and provide additional capital.

The Company experienced growth in new loan origination in 2013, as volume for the year was $1.3 billion, which was up approximately 26% as compared to 2012, and yields on new loan origination were 5.8% for the year. The leveraged finance business grew by over $500 million or 34% in the year, and the business credit and equipment finance businesses grew by $40 million or 20% in the year.

Incentive Compensation

The Committee weighed the achievement of the financial, growth, and strategic objectives discussed above, the contribution of each individual executive related to these objectives, as well as the overall compensation expense necessary to support the Company’s incentive award program. In making its determinations, the Committee considered the Company’s net income achievement; refinancing of credit facilities; significant debt financing activities; increased origination volumes; and what the Company believes to be favorable relative credit performance in the industry. After considering these factors, the Committee approved an aggregate incentive compensation pool for the named executive officers of $4.500 million to be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on page 40).

Once the level of incentive pool funding was established, the Committee then discussed the performance and compensation of each of the named executive officers. This past year, as is the case generally, the CEO and/or the Head of Human Resources, as applicable, attended Committee meetings but were not present for the executive sessions or for any discussion of their own compensation.

For 2013, the cash bonus amounts paid to the named executive officers were determined by the Committee based on its evaluation of the Company’s financial performance, other performance factors and the individual performance of each executive, subject to the maximum incentive levels described below. The Committee considered broader market trends and the goal and objective of retention and motivation of a top-tier management team in conjunction with the aforementioned factors before making compensation decisions and used its discretion to exercise its judgment to pay appropriately for performance instead of solely relying on a formulaic structure.

With respect to Mr. Conway, the Committee focused on overall Company performance including the actions taken to improve core earnings by increasing origination volumes; progress made to further the company’s strategic objectives of expanding and diversifying its product offering; the performance of the Company’s loan portfolio and the retention and motivation of a top-tier management team at the end of a contract period. With respect to Messrs. Schmidt-Fellner and Bray the Committee also considered overall Company performance as well as the performance of the loan portfolio, the actions taken to enhance liquidity of the balance sheet to fund growth and on-going expense management as primary factors. With respect to Mr. McAuliffe the Committee also considered leverage finance origination growth as well as the performance of the loan portfolio. The Committee made its determination after considering such measures collectively rather than assigning weight to any one objective. Mr. McCready’s incentive compensation was paid in accordance with the terms of his employment agreement.

Deferred Incentive

The Company believes that deferred incentives promote long-term retention, discourages inappropriate risk-taking, and is consistent with market practices. Due to the significant company stockholdings of several key executive team members, it was determined that deferring cash, as opposed to utilizing restricted stock awards, would provide the optimal benefits to the Company and these executives. The executive officers awarded deferred cash included Messrs. Conway, Schmidt-Fellner, and Bray. The deferred cash awards will vest over three year, with one third (1/3) of each officer’s restricted cash award vesting and payable on each of the first three anniversaries of the award date. Unvested amounts are subject to forfeiture in certain circumstances, such as termination for cause.

For 2013, the amounts paid to the named executive officers were determined by the Committee based on its evaluation of the Company’s financial performance, other performance factors and the individual performance of each executive, subject to the maximum incentive levels described below. The Committee considered broader market trends and the goal and objective of retention and motivation of a top-tier management team in conjunction with the aforementioned factors before making compensation decisions and used its discretion to exercise its judgment to pay appropriately for performance instead of solely relying on a formulaic structure. The 2013 incentive compensation amounts for the named executive officers are detailed below.

	Incentive Awards Earned for 2013 Performance
Executive	Up-Front Cash Incentive	Deferred Incentive ($)	Deferred Incentive (RSU)	2013 Total Incentive
Timothy J. Conway	1,080,000	270,000	0	1,350,000
Peter A. Schmidt-Fellner	915,000	230,000	0	1,145,000
John Kirby Bray	545,000	135,000	0	680,000
Patrick McAuliffe	500,000	0	125,000	625,000
Daniel McCready	500,000	0	200,000	700,000
Total Named Executives	3,540,000	635,000	325,000	4,500,000

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m) of the Internal Revenue Code) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and three other most highly compensated executive officers (other than the Chief Financial Officer). However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. Our shareholder approved 2006 Incentive Plan meets the conditions necessary for deductibility of certain performance-based awards issued under the plan. The Company’s policy is to design its incentive compensation programs to qualify for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives. However, the Committee may exercise its discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of shareholders.

The Company’s 2012 incentive compensation program was designed to qualify for full corporate deductibility under Section 162(m). For fiscal year 2013, funding for the annual incentive program was based upon the Company’s performance against planned pre-tax, pre-incentive earnings of $67.74 million defined as the Company’s 2013 GAAP net income before taxes plus (i) aggregate cash incentives earned, paid or accrued during 2013 and (ii) aggregate equity compensation expense recorded for outstanding equity awards during 2013.

The Compensation Committee also established a maximum incentive level for each executive officer of not more than 5% of the Company’s 2013 pre-tax, pre-incentive earnings. The Company achieved 85.8% of planned pre-tax, pre-incentive earnings, or $58.12 million in 2013. The Committee exercised downward discretion within these limits and set aggregate incentive compensation at $4.500 million, as noted above, with no one executive officer receiving more than 5% of 2013 pre-tax, pre-incentive earnings.

Long-term Equity Incentives

The Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests, focuses executive officers on increasing franchise value over the long-term and promotes retention of our executives.

All named executive officers are eligible for annual equity awards as part of total compensation. For 2013, the Committee considered all available options to best incentivize and reward the Company’s executive officers. The Committee determined that for those executives that hold significant amounts of the Company’s common stock and whose holding far exceed their respective stock ownership guidelines, long-term incentives would be awarded in deferred cash as detailed above.

Pursuant to Mr. McCready’s March 2013 employment agreement, equity was awarded upon the commencement of his employment in the form of restricted stock subject to multi-year vesting. These awards were intended to build Mr. McCready’s equity stake in the company and to compensate Mr. McCready for equity forfeited with his prior employer. In February 2014, as provided in his employment agreement and as part of our 2013 incentive compensation program, a portion of Mr. McCready’s incentive compensation earned in the year was awarded as restricted stock that is subject to multi-year vesting. Mr. McAuliffe also received 20% of his 2013 incentive compensation in the form of restricted stock that is subject to multi-year vesting.

Benefits and Perquisites

The Company provides limited executive officer benefits or perquisites. Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. The only on-going perquisite provided to executive officers is reimbursement of office parking at the Company’s headquarters in Boston. This ‘parking subsidy’ is available at some level to all employees within the Boston office to allow the company to be market competitive when recruiting talent.

Committee Consideration of the Company’s 2013 Stockholder Advisory Vote on Executive Compensation

At the Company’s 2013 annual meeting of stockholders, over 99% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers with respect to fiscal 2012, thus ratifying our compensation philosophy and approach. Our Board of Directors has determined that an advisory vote will be conducted on a biannual basis taking in to account a number of factors, including stockholder input.

In light of the level of support received by stockholders, the Committee did not make any specific changes to the components of 2013 executive compensation as a result of the 2013 advisory vote. The Committee will continue to monitor stockholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers.

Stock Holding Requirements

In 2006, executive officers entered into stock ownership agreements with the Company whereby each executive officer agreed that for a period of one year following any termination of employment, he would hold 25% of all applicable transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture). If, during the one year following termination, he were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer at the time of or prior to the agreement. Options issued as part of the Company’s 2009 option exchange program are subject to a more restrictive lock-up arrangement, whereby 50% of the net proceeds from the sale of shares resulting from the exercise of those options will be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter. In addition, if, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees or business from, the Company, the amount of any proceeds so held by the Company would be forfeited.

Share Ownership Guidelines

The Company maintains share ownership guidelines for the Company’s directors, named executive officers and certain other executives to further strengthen the link between executive and shareholder interests and link share ownership and level of compensation. The guidelines supplement the Company’s existing executive stock holding requirements and require that the following multiples of annual base salary or, in the case of our directors, annual cash retainer, be held at the close of each fiscal year:

Participants	Share Ownership Guidelines (as Multiple of Cash Base Salary or Annual Retainer)
Director	2x
CEO/President	5x
Named Executives	1x-2x

Shares to be counted toward ownership targets includes actual Common Stock including stock owned in “street” accounts, unvested and vested restricted stock units, and all shares held in estate planning vehicles. The guidelines state that required ownership must be attained within five years of hire (or plan inception, if later). To monitor progress toward meeting the guidelines, the Compensation Committee will review current executive ownership levels each year, within ninety days of the close of the fiscal year. The Nominating and Governance Committee will review director ownership levels. The dollar value of common stock holdings will be calculated using the average stock price for the ten trading days prior to the meeting. If an executive or director is not on schedule to meet guidelines, the executive or director will be required to hold 100% of the net shares resulting from any subsequent restricted stock vesting event until such time as the share ownership requirement is satisfied. All of the Company’s executives and directors met or exceeded the share ownership guidelines as of March 21, 2014.

Hedging Policy

The Company’s Insider Trading Policy prohibits all executive officers, directors and employees from hedging their economic exposures to the Company stock they own including buying or selling derivative securities such as put and call options.

Employment Agreements

In October 2013, the Company entered into amended and restated employment agreements with each of the named executive officers; with the exception of Mr. McCready who entered into an employment agreement with the Company when he joined on March 25, 2013. The employment agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•

The term of each agreement was established for two years (with the exception of Mr. Bray’s agreement, which specifies an initial term of 30 months to culminate in the month of April, after fiscal year filings) with one, one-year automatic renewal provision.

•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.

•	The agreement sets a target annual incentive bonus, except with respect to Mr. McCready, that may be subject to change on an annual basis, as determined by the Compensation Committee.

•

Each executive officer is entitled to a severance payment in the event of a termination without cause or for “good reason”; (provisions differ based on job title/level of responsibility as discussed in the Potential Payments Upon Termination of Employment section of this proxy statement on Page 43).

•

The agreements provide for graduated benefits, including vesting, in the event that the executive officer chooses to retire from the Company; however the restated agreements require the executive to complete the full two-year contract term to receive full retirement benefits.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment.

In addition, change-in control payments require a double-trigger—in order to qualify for compensation; a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment. The Committee eliminated the prior provision for excise tax gross-up in change-in-control situations in the new contracts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Brian L.P. Fallon, Chair

Charles N. Bralver

Frank R. Noonan

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2013 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2013. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy J. Conway	2013	475,000			1,350,000	25,672	1,850,672
Chief Executive Officer and	2012	475,000	—	—	900,000	25,672	1,400,672
President	2011	475,000	—	—	800,000	24,460	1,299,460

John K. Bray	2013	350,000	—	—	680,000	21,798	1,051,798
Chief Financial Officer	2012	350,000	—	—	675,000	21,798	1,046,798
	2011	350,000	—	—	600,000	21,325	971,325

Peter Schmidt-Fellner	2013	400,000	—	—	1,145,000	15,000	1,560,000
Chief Investment Officer	2012	400,000	—	—	775,000	15,000	1,190,000
	2011	400,000	—	—	700,000	14,700	1,114,700

Daniel McCready	2013	269,230	500,000	825,721	—	15,000	1,309,950
Chief Credit Officer

Patrick F. McAuliffe	2013	300,000	—	125,000	500,000	15,000	940,000
Group Head and MD	2012	265,799		639,500	400,000	15,000	1,320,299

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement. Mr. McCready’s salary reflects the portion of his $350,000 annual salary he has received since he joined the Company on March 25, 2013.
(2)	Amount shown reflects a $100,000 cash bonus payment made to Mr. McCready at the commencement of his employment term, and a $400,000 cash bonus payment made to Mr. McCready when the incentive awards were determined for the Company’s other executive officers in early 2014, pursuant to his employment agreement.
(3)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 11 to the Company’s Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 14, 2014 (the “FY 2013 10-K”). The amount detailed for Mr. McCready reflects new hire and incentive compensation grants of an aggregate of 46,384 shares of restricted stock awarded on March 25, 2013 and an incentive award of 13,315 shares granted on February 14, 2014, all of which are subject to multi-year vesting. For Mr. McAuliffe, a portion equal to 20% of his respective 2013 incentive awards was granted in restricted stock on February 14, 2014, and will vest over three years, with one third vested and payable on each of the first three anniversaries of the award date.
(4)	Amounts shown reflect the cash incentive awards determined and awarded by the Compensation Committee in connection with the Company’s 2011, 2012 and 2013 incentive compensation program, which were designed to qualify for full corporate tax deductibility under Section 162(m). For each of Messrs. Conway, Bray, and Schmidt-Fellner, a portion equal to 20% of their respective 2013 cash incentive awards is deferred and will vest over three years, with one third vested and payable on each of the first three anniversaries of the award date.
(5)	Amount reflects matching contributions of $15,000 to each named executive officer made by the Company under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from the Company under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amounts for Messrs. Conway and Bray reflect company-provided parking at the company’s office in Boston in the amounts of $10,672 and $6,798, respectively.

Grants of Plan-Based Awards during 2013

Name and Principal Position	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)
Timothy J. Conway	—		—	—	—
Chief Executive Officer and President

John Bray	—		—	—	—
Chief Financial Officer

Peter Schmidt-Fellner	—		—	—	—
Chief Investment Officer

Daniel McCready	3/25/2013	(2)	4,991	13.49	67,329
Chief Credit Officer	3/25/2013	(3)	11,891	13.49	160,410
	3/25/2013	(4)	14,677	13.49	197,993
	3/25/2013	(5)	14,825	13.49	199,989

Patrick F. McAuliffe
Group Head and MD	—		—	—	—

(1)	The amounts detailed in the executive compensation table above reflect the fair market value of each award as determined by the closing price of the Company’s stock on the grant date. The closing price of the Company’s stock was $13.49 for the March 25, 2013 awards noted above.
(2)	Assuming continued employment with the Company, all 4,991 shares of restricted stock will cease to become subject to forfeiture upon the first anniversary of the grant date.
(3)	Assuming continued employment with the Company, one-half of the 11,891 shares of restricted stock will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date.
(4)	Assuming continued employment with the Company, one-third of the 14,677 shares of restricted stock will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date.
(5)	Assuming continued employment with the Company, one-half of the 14,825 shares of restricted stock will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013

The following table details the outstanding holdings of each named executive officer at December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy J. Conway	2/12/2008	150,000		7.32	2/12/2015
Chief Executive Officer and President	2/4/2009	150,000	—	2.86	2/4/2016	—		—	—	—
	3/18/2009	850,000	—	2.76	3/18/2016	—		—	—	—

John K. Bray	2/12/2008	100,000		7.32	2/12/2015
Chief Financial Officer	2/4/2009	100,000	—	2.86	2/4/2016	—		—	—	—
	3/18/2009	400,000	—	2.76	3/18/2016	—		—	—	—

Daniel McCready	3/25/2013	—	—	—	—	46,384	(2)	824,243	—	—
Chief Credit Officer

Peter Schmidt-Fellner	2/12/2008	125,000	—	7.32	2/12/2015
Chief Investment Officer	2/4/2009	125,000	—	2.86	2/4/2016	—		—	—	—
	3/18/2009	625,000	—	2.76	3/18/2016	—		—	—	—

Patrick McAuliffe	12/12/2006	32,605	—	17.00	12/13/2016	—		—	—	—
Group Head and MD	2/12/2008	15,000	—	7.32	2/18/2016	—		—	—	—
	2/4/2009	25,000	—	2.86	2/4/2016	—		—	—	—
	5/12/2010	31,736		8.28	5/12/2017
	2/17/2012					4,840	(3)	86,006
	5/9/2012					50,000	(4)	888,500

(1)	Value is based on the closing price of NewStar common stock of $17.77 on December 31, 2013, as reported on the NASDAQ Global Market.
(2)	This amount reflects four separate new hire and incentive compensation grants made to Mr. McCready on March 25, 2013 comprised of the following (each vesting schedule assumes continued employment with the Company): an award of 4,991 shares of restricted stock, all of which will cease to become subject to forfeiture upon the first anniversary of the grant date; an award of 11,891 shares of restricted stock, one-half of which will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date; an award of 14,677 shares, one-third of which will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date; and an award of 14,825 shares of restricted stock, one-half of which will cease to become subject to forfeiture upon each of the first two anniversaries of the grant date.
(3)	Assuming continued employment with the Company, restricted stock awards granted on February 17, 2012 will vest according to the following schedule: one-third of the restricted stock will cease to become subject to forfeiture upon each of the first three anniversaries of the grant date.
(4)	Assuming continued employment with the Company, restricted stock awards granted on May 9, 2012 will vest in full on the third anniversary of the grant date.

Option Exercises and Stock Vested for Fiscal 2013

The following table details the number of restricted shares that vested and the value realized upon vesting in 2013 for each named executive officer. None of the named executive officers exercised any stock options during 2013.

Name and Principal Position	Stock Awards
	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Timothy J. Conway	368,421	4,450,526
Chief Executive Officer and President

John K. Bray	289,474	3,496,846
Chief Financial Officer

Daniel McCready	0	0
Chief Credit Officer

Peter Schmidt-Fellner	328,947	3,973,680
Chief Investment Officer

Patrick F. McAuliffe	2,420	33,807
Group Head and MD

(1)	The vested value represents the fair market value of the shares based on the closing price of our common stock on the NASDAQ Global Market on the respective date of vesting.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2013

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2013.

Name of Executive: Timothy J. Conway

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	3,950,000	—	—	—	3,950,000
Deferred Cash Vesting	270,000	270,000	270,000	270,000	270,000
Commission of Welfare Benefits	35,146	—	—	—	42,682
Total	4,255,146	270,000	270,000	270,000	4,262,682

Name of Executive: John K. Bray

Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,100,000	—	—	—	2,100,000
Deferred Cash Vesting	135,000	135,000	135,000	135,000	135,000
Commission of Welfare Benefits	28,284	—	—	—	33,600
Total	2,263,284	135,000	135,000	135,000	2,268,600

Name of Executive: Peter Schmidt-Fellner

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	3,350,000	—	—	—	3,350,000
Deferred Cash Vesting	230,000	230,000	230,000	230,000	230,000
Commission of Welfare Benefits	35,146	—	—	—	42,682
Total	3,615,146	230,000	230,000	230,000	3,622,682
Name of Executive: Daniel McCready
Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	1,050,000	—	—	—	1,050,000
Restricted Stock Vesting or Acceleration	1,024,244	—	1,024,244	1,024,244	1,024,244
Commission of Welfare Benefits	14,142				16,800
Total	2,088,386	Not Eligible	1,024,244	1,024,244	2,091,044
Name of Executive: Patrick McAuliffe
Type of Payments(1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	925,000	—	—	—	925,000
Restricted Stock Vesting or Acceleration	1,099,507	—	1,099,507	1,099,507	1,099,507
Commission of Welfare Benefits	14,142	—	—	—	16,800
Total	2,038,649	Not Eligible	1,099,507	1,099,507	2,041,307

(1)	Table excludes non-deferred cash incentive bonus that was earned on December 31, 2013. Such bonus is included in the Summary Compensation Table and would have been payable to each named executive regardless of whether he continued his employment with the Company or ceased employment on December 31, 2013 under any termination of employment or change in control scenario set forth in the table. The cash bonus amounts paid to each executive were as follows: Mr. Conway ($1,080,000), Mr. Bray ($545,000), Mr. Schmidt-Fellner ($915,000); Mr. McCready ($500,000) and Mr. McAuliffe ($500,000).

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 39, the Company entered into amended and restated employment agreements with each of the named executive officers listed above (other than Mr. McCready) on October 9, 2013. The Company entered into an employment agreement with Mr. McCready when he joined the Company on March 25, 2013. The table above assumes a termination of employment that would trigger incremental payments or other benefits to the named executive officers under the amended and restated employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2013. All valuations of restricted stock are based upon the closing price ($17.77) of NewStar stock on December 31, 2013, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) the executive continuously fails to perform substantially executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial conformance is delivered to the executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive has not substantially performed executive’s duties, or (ii) executive engages in illegal conduct or gross misconduct which is injurious to the Company or its affiliates, whether from a monetary perspective or otherwise, or (iii) executive is convicted of, or pleads guilty or nolo contendere to, any felony or any other crime involving moral turpitude, or (iv) executive materially breaches his obligations of confidentiality or restrictive covenants, or (v) with respect to Messrs. Conway, Schmidt-Fellner and Bray, executive materially violates his obligations of equity hold back. Executive cannot be terminated for “Cause” as defined in (i), (iv), or (v) unless the Company first has notified Executive in writing that his employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary or (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty (20) miles (thirty (30) miles for Mr. McCready) from his initial place of employment. For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered by a material diminution by the Company in the executive officer’s principal duties and responsibilities in the context of a change-in-control.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary paid in accordance with the Company’s standard payroll practices plus two years’ incentive bonus (calculated as the average bonus paid during the three previous fiscal years) payable as soon as practical following the date of termination. In addition, each would receive accelerated vesting of all outstanding equity awards, and would be entitled to continued health benefits for the two-year severance period. Options would remain exercisable for a period equal to the full remaining term. Messrs. McAuliffe and McCready would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus incentive bonus. Each would also receive accelerated vesting of all equity awards, and would be entitled to continued health benefits for the one-year severance period. Their options would also remain exercisable for the full remaining term. All executive officers must provide ninety (90) days written notice for voluntary termination.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. Further, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, as with all retiring employees, each executive officer with ten years of service to the company would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense.

Messrs. Conway, Schmidt-Fellner and Bray were eligible to retire as of December 31, 2013 because retirement is conditioned on being age 55 or older and being employed with the Company for at least five (5) years. The executives must provide at least ninety (90) days written notice of intent to retire.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-to-two year period following the date of termination to exercise any options accordingly.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year paid as soon as practical following the date of termination. As noted in the footnote to the tables above, the amounts in the Potential Payments Upon Termination of Employment or Change-in-Control for fiscal 2013 table exclude any pro-rated bonus amount for performance year 2013 as such amounts are considered accrued and earned as of December 31, 2013 and as such would have been payable to each executive regardless of whether he continued employment with the company or ceased employment on December 31, 2013 under any termination of employment or change-in-control scenario. Earned incentive bonuses for the 2013 fiscal year have been reflected in the Company’s Summary Compensation Table.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger,” meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions mimic the awards made under an involuntary termination without cause without exception and are made payable to the executive in a lump sum as soon as practical following the termination event.

BOARD OF DIRECTORS—DIRECTOR COMPENSATION

Each of the Company’s independent, non-management directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock.

In February 2011, the Compensation Committee, with the assistance of Towers Watson, conducted a comprehensive review of the Company’s director compensation program to ensure its pay practices remain market competitive and reflective of industry best practices. The Committee reviewed all aspects of director pay practices including the mix of cash and equity incentives, equity vesting practices and stock ownership guidelines and, based on its assessment, approved a change to the Company’s director compensation program which went into effect upon the directors’ election to a new term of service at the Company’s annual meeting in May 2012. The change included the establishment of target annual equity awards expressed as grant date fair market value and delivered in the form of restricted stock, as opposed to a mix of stock and stock options as has been past practice. The revised structure of the awards maintained the alignment between shareholder and director interests while enabling the Committee to utilize a smaller number of total units to deliver value than if the award had been completed with a mix of stock and stock options.

As a result, upon re-election to a new term of service at the Company’s 2013 annual meeting, non-management directors received a grant of restricted stock with a fair market value on the date of grant equal to $75,000 (as determined by the Company’s closing stock price on the grant date). Non-management directors who served as the Chairperson of a Committee of the board would have also received an additional $25,000 in grant date restricted stock value. The restricted stock granted in 2013 vests in full on the one year anniversary of the grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
Timothy J. Conway, Chairman(3)	—	—		—
Peter Schmidt-Fellner(3)	—	—		—
Charles N. Bralver	50,000	75,000		125,000
Richard Thornburgh	75,000	100,000		175,000
Frank R. Noonan	75,000	100,000		175,000
Maureen O’Hara	75,000	100,000		175,000
Brian L.P. Fallon	75,000	100,000		175,000
Bradley E. Cooper(4)	50,000	75,000	(5)	125,000

(1)	The amounts shown represent the aggregate grant date fair market value of stock awards granted to the Director during 2013, determined in accordance with ASC Topic 718, using the assumptions described in Note 11 to the Company’s Financial Statements included in the FY 2013 10-K. The award vests in full on the one year anniversary of grant. Each director received a grant of 6,188 restricted shares on May 7, 2013 upon election to a new term. Non-management directors who served as the Chairperson of a Committee received an additional award of 2,062 restricted shares on May 7, 2013. The fair market value of the awards issued to each director and committee chair on that day was $75,000 and $100,000 respectively, based on a closing price of $12.12 of our common stock on the NASDAQ Global Market on May 7, 2013.

(2)	The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2013 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Charles N. Bralver	10,251	16,250
Richard Thornburgh	12,000	10,000
Frank Noonan	12,000	70,000
Maureen O’Hara	12,000	30,313
Brian L.P. Fallon	12,625	42,500
Bradley E. Cooper	9,938	25,000

(3)	Executive directors do not receive compensation for their board responsibilities.
(4)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Management, LLC (“Cap Z”).
(5)	In July 2013, Mr. Cooper transferred his 2013 restricted stock and option awards to Cap Z for no consideration.

EQUITY PLAN INFORMATION

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the Company’s 2006 Incentive Plan at December 31, 2013 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,543,551	$5.00	2,706,094
Equity compensation plans not approved by stockholders	—	—	—
Total	5,543,551	$5.00	2,706,094

As of December 31, 2013, the total number of additional shares remaining available for future issuance under the Plan was 2,706,094 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2013, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements.

Deadlines for Stockholder Proposals

Assuming the 2015 annual meeting is not more than 30 days before or 30 days after May 20, 2015:

•	if you wish to bring business before or propose director nominations at the 2015 annual meeting, you must give written notice to us not earlier than December 3, 2014 or later than January 9, 2015, and

•

if you wish to bring proposed business to the 2015 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us not later than December 19, 2014 (i.e., 120 days before the anniversary of the mailing date of this proxy statement).

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal executive offices, 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary.

	1	¢

NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 20, 2014.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar to be held at 10:00 a.m. on May 20, 2014 at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposals contained in the Notice of the Annual Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

	COMMENTS:

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

May 20, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON -You may vote your shares in person by attending the Annual Meeting. Please plan to arrive no later than ten minutes in advance to allow access to building facilities.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2014

This proxy statement and our annual report to security holders are available at www.rrdezproxy.com/2014/NewStarFinancial/

i        Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.        i

¢ 20830300000000000000 8	052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Elect eight directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Charles N. Bralver O Timothy J. Conway O Bradley E. Cooper O Brian L.P. Fallon O Frank R. Noonan O Maureen P. O’Hara O Peter A. Schmidt-Fellner O Richard E. Thornburgh

2. To reaffirm the material terms of the performance-based goals specified in the amended and restated NewStar Financial, Inc. 2006 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code:

				☐	☐	☐
			3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year:	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals listed herein.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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